Exhibit 99.1

A123 Systems PR Contact:

A123 Systems	Edelman
Dan Borgasano	Courtney Kessler
617-972-3471	212-277-3720
dborgasano@a123systems.com	courtney.kessler@edelman.com

A123 Systems IR Contact:

ICR, LLC
Garo Toomajanian

617-972-3450

ir@a123systems.com

A123 Systems Names Edward Kopkowski Chief Operating Officer

Waltham, Mass.—January 19, 2012—A123 Systems, Inc. (Nasdaq:AONE), a developer and manufacturer of advanced Nanophosphate ® lithium ion batteries and systems, today announced that Edward Kopkowski has accepted an offer to become A123’s Chief Operating Officer (COO) and is expected to join the company effective January 23, 2012. Kopkowski brings more 25 years of global management and operational leadership in the manufacturing industry to A123, where he will be responsible for the company’s global manufacturing operations, advanced manufacturing engineering capabilities and the supply chain and quality organizations.

“Ed has a proven track record of success in leading global operations at a number of automotive supply companies, and we are pleased that he will be bringing his skills to A123 as our new COO,” said David Vieau, CEO of A123 Systems. “He has excelled in managing manufacturing operations, developing processes and systems to enable facilities worldwide run efficiently and cost-effectively. We look forward to Ed’s contributions as we continue to enhance A123’s manufacturing proficiency to enable us to quickly build out capacity as demand increases while also maximizing the efficiency of our operations.”

Prior to joining A123, Kopkowski served as vice president of operational excellence at Dana Holding Corporation, a leading supplier of driveline products, power technologies and service parts for light- and heavy-duty vehicle manufacturers. At Dana, Kopkowski managed operations and let the implementation of the Dana Operating System across four operating units, which accounted for $6.1 billion in annual revenue and encompassed nearly 100 major facilities in 26 countries.

“I am thrilled to be joining A123 Systems, which has effectively commercialized its industry-leading technology and is now focused on improving the efficiency of its manufacturing operations on a global scale,” said Kopkowski. “With solutions in high demand across all of its target markets, A123 is well-positioned for long-term success. I look forward to helping the company further streamline operations to reduce costs and continue making progress toward its profitability objectives.”

About A123 Systems

A123 Systems, Inc. (Nasdaq: AONE) is a leading developer and manufacturer of advanced lithium-ion batteries and energy storage systems for transportation, electric grid and commercial applications. The company’s proprietary Nanophosphate® technology is built on novel nanoscale materials initially developed at the Massachusetts Institute of Technology and is designed to deliver high power and energy density, increased safety and extended life. A123 leverages breakthrough technology, high-quality manufacturing and expert systems integration capabilities to deliver innovative solutions that enable customers to bring next-generation products to market. For additional information please visit www.a123systems.com.

Safe Harbor Disclosure

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the hiring of a COO, his potential contributions to A123 and the company’s long-term opportunities and prospects for future profitability.  Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: delays in the development of A123’s products, delays in the scale-up and increased efficiency of A123’s manufacturing capacity, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which A123 operates, and other risks detailed in A123 Systems’ 10-Q for the quarter ended September 30, 2011 and other publicly-available filings with the Securities and Exchange Commission. All forward-looking statements reflect A123’s expectations only as of the date of this release and should not be relied upon as reflecting A123’s views, expectations or beliefs at any date subsequent to the date of this release.

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